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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES INC. REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS

        Chicago, Illinois, February 20, 2003—Midway Games Inc. (NYSE:MWY) announced today its results of operations for the fourth quarter and year ended December 31, 2002. The Company also provided guidance for the quarter ending March 31, 2003 and reiterated guidance for the year ending December 31, 2003.

FOURTH QUARTER RESULTS

        Revenue increased 83% for the quarter ended December 31, 2002 to $80.2 million from $43.7 million in the prior year period. During the fourth quarter 2002, Midway released seventeen new home videogame products including four games each for Sony's PlayStation®2 computer entertainment system, Microsoft's Xbox™ video game system, and the Nintendo GameCube™, as well as five games for Nintendo's Game Boy® Advance. Midway's top-selling game during the quarter was Mortal Kombat: Deadly Alliance, which sold-through over one million units across all platforms from its November 22, 2002 launch through December 31, 2002.

        Midway had a loss applicable to common stock of $25.0 million or $0.54 per share in the quarter ended December 31, 2002 compared with a loss applicable to common stock of $2.7 million or $0.07 per share in the prior year period. The results for the quarter ended December 31, 2002 include $0.3 million of preferred stock charges and $5.5 million of income tax expense resulting primarily from a change in the valuation reserve related to deferred tax assets. These results also include certain items that the Company believes should be adjusted on a pro forma basis in order to better understand the operating performance of the Company.

        The pro forma pre-tax loss for the quarter ended December 31, 2002 was $9.8 million. The pro forma pre-tax loss excludes $9.4 million of restructuring and other charges, including the termination of certain games in development, associated with the consolidation of product development operations in California. This compares with a pro forma pre-tax loss for the quarter ended December 31, 2001 of $1.2 million. The pro forma pre-tax loss for the quarter ended December 31, 2001 excludes a $0.9 million reduction of previously reserved restructuring and other charges, primarily related to the exit of the coin operated business. These pro forma adjustments are summarized in Table 1.

	Three-Months Ended December 31,
Table 1 (in millions)
	2002	2001
Pre-tax loss, as presented	$(19.2)	$(0.3)
Pro forma adjustments
Restructuring and other charges—product development consolidation	9.5	—
Restructuring and other charges—coin operated business	(0.1)	(0.9)

Pre-tax loss, pro forma	$(9.8)	$(1.2)

        Midway's results for the fourth quarter were in line with guidance the Company provided on December 23, 2002, but lower than originally forecast primarily due to lower than expected sales performance for three titles, Defender, Dr. Muto, and Haven: Call of the King. During the fourth quarter, Midway incurred asset write downs of $12.1 million and lower than expected revenues due to price protection and price reductions of $8.9 million relating to these titles. The combined effect of these write downs and reduced revenues was a $21.0 million increase in pre-tax loss for the quarter. In addition, lower than expected unit sales of these three titles also substantially impacted fourth quarter financial results relative to the Company's guidance.

CALCULATION FOR COMPARING Q4 RESULTS TO CONSENSUS EXPECTATIONS

        In order to compare Midway's fourth quarter results to the consensus of analyst expectations as reported by First Call, the Company has calculated an estimated tax benefit of $3.6 million for the fourth quarter using an approximate statutory rate of 37%. The pro forma pre tax loss for the fourth quarter adjusted by this estimated tax benefit is $6.2 million or $0.13 per share. The estimated tax benefit is included in this presentation solely for purposes of comparing the Company's results to the consensus of analyst expectations as reported by First Call.

FULL YEAR 2002 RESULTS

        Revenue for the year ended December 31, 2002 was $191.9 million, up 65% from $116.0 million in the same period last year. Home videogame revenue for the year was $190.4 million, up 98% from $96.0 million in the same period last year. Revenue from the previously exited coin-operated videogame business was $1.4 million during the year, down from $20.0 million in the same period last year.

        Midway had a loss applicable to common stock of $73.6 million or $1.61 per share in the twelve months ended December 31, 2002 compared with a loss applicable to common stock of $66.8 million or $1.75 per share in the same period last year. The results for the year ended December 31, 2002 include $19.8 million of preferred stock charges, of which $0.9 million are cash dividends and $18.9 million are non cash charges related to the conversion of a portion of the preferred stock into common stock. The results also include $5.5 million of income tax expense resulting primarily from a change in the valuation reserve related to deferred tax assets. These results also include certain items that the Company believes should be adjusted on a pro forma basis in order to better understand the operating performance of the Company.

        The pro forma pre-tax loss for the year ended December 31, 2002 was $36.9 million. This pro forma pre-tax loss excludes $9.4 million of restructuring and other charges, including the termination of certain games in development, associated with the consolidation of product development operations in California, $1.2 million of restructuring and $0.8 million of one time charges incurred with the consolidation of administrative facilities. This compares to a pro forma pre-tax loss for the year ended December 31, 2001 of $49.7 million. The pro forma pre-tax loss for the year ended December 31, 2001 excludes $11.7 million of restructuring and other charges primarily related to the exit of the coin operated business. These pro forma adjustments are summarized in Table 2.

	Twelve-Months Ended December 31,
Table 2 (in millions)
	2002	2001
Pre-tax loss, as presented	$(48.3)	$(61.4)
Pro forma adjustments
Restructuring and other charges—product development consolidation	9.5	—
Restructuring—closing of a Texas facility	1.2	—
One time charges—closing of a Texas facility	0.8	—
Restructuring and other charges—coin operated business	(0.1)	11.7

Pre-tax loss, pro forma	$(36.9)	$(49.7)

CALCULATION FOR COMPARING 2002 RESULTS TO CONSENSUS EXPECTATIONS

        In order to compare Midway's full year 2002 results to the consensus of analyst expectations as reported by First Call, the Company has calculated an estimated tax benefit of $13.6 million for the year ended December 31, 2002 using an approximate statutory rate of 37%. The pro forma pre tax loss for the year adjusted by this estimated tax benefit is $23.2 million or $0.51 per share. The estimated tax benefit is included in this presentation solely for purposes of comparing the Company's results to the consensus of analyst expectations as reported by First Call.

STREAMLINING OPERATIONS

        During the quarter ending March 31, 2003, Midway began consolidating its Milpitas, California internal product development operations into the Company's San Diego, California product development offices. This consolidation is a key step in Midway's 2003 operating plan aimed at strategically focusing the Company's efforts on a narrower core group of products. The Company believes that several benefits will accrue from the consolidation of California product development assets consistent with this plan including: (1) lower overhead costs producing a more cost-efficient product development function; (2) greater focus on the Company's key intellectual properties; and (3) more flexible staffing of projects due to a concentration of the Company's California talent base in one location. The Company expects the consolidation to be substantially completed by the end of the first quarter 2003.

GUIDANCE

        For the quarter ending March 31, 2003, Midway expects revenue of between $40.0 million and $45.0 million, approximately a 29% to 45% increase over revenue of $31.0 million in the first quarter of 2002. The Company expects a pre-tax loss of between $3.0 million and $5.5 million in the quarter ending March 31, 2003, excluding approximately $6.2 million of restructuring charges associated with the consolidation of product development operations in California.

        The Company expects two major product introductions in the quarter ending March 31, 2003 including the European launch of Mortal Kombat: Deadly Alliance for all platforms and the domestic launch of MLB SlugFest 20-04 for all platforms. The successful launch of Mortal Kombat: Deadly Alliance in Europe last week represented Midway's largest ship-in sales volume for one title since the Company opened its European office in 1999. The Company also expects the launch of MLB SlugFest 20-04 to be very successful as preliminary consumer and retailer interest in the follow-up to last year's top-performing PlayStation 2 baseball title is very strong.

        For the year ending December 31, 2003, Midway reiterates its previous guidance of revenues of between $250.0 million and $275.0 million, an approximate 30% to 43% increase over 2002 revenues, with pre-tax earnings of between $20.0 million and $30.0 million, excluding any restructuring charges.

CONFERENCE CALL

        Midway Games Inc. is hosting a conference call and simultaneous web cast open to the general public at 4:45 p.m. EST today, Thursday, February 20, 2003. The conference call number is 212/896-6084 or 415/537-1847; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.companyboardroom.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Following its completion, a replay of the call will be available for thirty days on the Internet via www.investor.midway.com or www.companyboardroom.com.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

        This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business—Risk Factors" in the Company's current Transition Report on Form 10-K and the other filings made by the Company with the Securities and Exchange Commission.

-tables follow-

Midway Games Inc., 2/20/03

MIDWAY GAMES INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three-Months Ended December 31,			Twelve-Months Ended December 31,
	2002		2001	2002		2001 (1)
Revenues:
Home video	$80,156		$40,775	$190,412		$96,001
Coin-operated video	—		2,945	1,445		19,992

Total revenues	80,156		43,720	191,857		115,993
Cost of sales:
Home video—product costs and distribution	32,989		14,659	73,945		37,583
Home video—royalties and product development	27,740		7,497	68,141		20,228

Home video—total cost of sales	60,729		22,156	142,086		57,811
Coin-operated video	—		(60) (7)	613		17,467	(7)

Total cost of sales	60,729		22,096	142,699		75,278

Gross profit	19,427		21,624	49,158		40,715
Research and development expense	5,871		6,919	25,007		43,406
Selling and marketing expense	19,959		10,182	43,603	(2)	30,745
Administrative expense	4,826	(2)	4,979 (7)	22,192	(2)(3)	23,024	(3)(7)
Restructuring and other expense	9,411	(4)(6)	180 (7)	10,621	(4)(5)(6)	7,026	(7)

Operating loss	(20,640)		(636)	(52,265)		(63,486)
Other income and expense, net	1,451		331	3,919		2,122

Loss before income taxes	(19,189)		(305)	(48,346)		(61,364)
Income taxes	5,477	(8)	—	5,477	(8)	—

Net Loss	(24,666)		(305)	(53,823)		(61,364)
Preferred stock dividend:
Distributed	135		562	1,159		1,227
Imputed	152		1,858	18,636		4,187

Loss applicable to common stock	$(24,953)		$(2,725)	$(73,618)		$(66,778)

Basic and diluted loss per share of common stock	$(0.54)		$(0.07)	$(1.61)		$(1.75)

Average number of shares outstanding	46,469		38,968	45,586		38,072

(1)
Certain 2001 amounts have been reclassified to reflect current period presentation.

(2)
The Company incurred charges totaling $25,000 and $873,000 during the three and twelve-months ended December 31, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations were consolidated with existing operations in Chicago, IL and Milpitas, CA.

(3)
Administrative expense includes $1,961,000 of amortization of goodwill for the twelve-months ended December 31, 2001 and none for the twelve-months ended December 31, 2002 in accordance with the adoption of Statement of Financial Accounting Standards Number 142, Goodwill and Other Intangible Assets.

(4)
The Company incurred restructuring and other charges of $9,517,000 during the three and twelve-months ended December 31, 2002 relating to the San Diego and Milpitas studios.

(5)
The Company incurred restructuring and other charges of $1,210,000 during the twelve-months ended December 31, 2002 relating to the closing of administrative facilities located in Corsicana, TX. The administrative operations were consolidated with existing operations in Chicago, IL and Milpitas, CA.

(6)
The Company reduced $106,000 of the 2001 restructuring charges related to the downsizing of the coin-operated videogame business during the three and twelve-months ended December 31, 2002.

(7)
The Company incurred restructuring and other charges during the three and twelve-months ended December 31, 2001 relating to the downsizing of the coin-operated business. The three-months ended December 31, 2001 charges consisted of $180,000 of restructuring charges, $200,000 of administrative charges and a reduction of $1,260,000 of previously reserved charges related primarily to the write-off of coin-operated video inventory. The twelve-months ended December 31, 2001 charges consisted of $7,026,000 of restructuring charges, $1,165,000 of administrative charges and $3,456,000 related primarily to the write-off of coin-operated video inventory.

(8)
The Company incurred $5,390,000 of deferred income tax expense resulting from the revaluation of net deferred tax assets. The Company also incurred $87,000 of current foreign income tax expense.

-balance sheet follows-

Midway Games Inc., 2/20/03

MIDWAY GAMES INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2002	December 31, 2001
Assets
Cash	$48,983	$86,882
Short-term investments	—	41,000
Receivables, net	54,265	23,572
Inventories	9,313	2,203
Capitalized product development costs	24,567	17,664
Other current assets	4,292	3,682

Total current assets	141,420	175,003
Capitalized product development costs	4,194	2,309
Property and equipment, net	19,345	19,559
Goodwill	33,464	33,464
Deferred income taxes	—	13,720
Other assets	2,977	2,350

Total assets	$201,400	$246,405

Liabilities and Stockholders' Equity
Accounts payable	$10,410	$5,462
Accrued compensation and related benefits	6,518	3,493
Deferred income taxes	2,374	2,377
Accrued royalties	8,840	3,752
Other accrued liabilities	15,015	13,034

Total current liabilities	43,157	28,118
Deferred tax liability	1,773	—
Other noncurrent liabilities	3,932	1,755
Redeemable convertible preferred stock, redeemable at $13,125 and $55,125	12,571	35,949
Stockholders equity:
Common stock	494	448
Additional paid-in capital	221,074	197,999
Accumulated deficit	(55,440)	(1,617)
Translation adjustment	(436)	(144)
Treasury stock	(25,725)	(16,103)

Total stockholders' equity	139,967	180,583

Total liabilities and stockholders' equity	$201,400	$246,405

-supplemental data follows-

Midway Games Inc., 2/20/03

MIDWAY GAMES INC.
Supplemental Quarterly Data

Home Videogame Releases
Three-Months Ended December 31, 2002

Title	Platform
Defender	Sony PlayStation 2, Nintendo GameCube, Microsoft Xbox, Game Boy Advance
Dr. Muto	Sony PlayStation 2, Nintendo GameCube, Microsoft Xbox
Gauntlet: Dark Legacy	Game Boy Advance
Fireblade	Nintendo GameCube, Microsoft Xbox
Haven: Call of the King	Sony PlayStation 2
Justice League of America	Game Boy Advance
Mortal Kombat: Deadly Alliance	Sony PlayStation 2, Nintendo GameCube, Microsoft Xbox, Game Boy Advance
NHL Hitz 20-03	Game Boy Advance
	Revenue by Platform (in thousands) Three-Months Ended December 31,
Platform
	2002	2001
Sony PlayStation 2	$47,350	$17,639
Microsoft Xbox	17,322	7,818
Nintendo GameCube	8,796	5,443
Nintendo Game Boy Advance	5,328	6,242
Sony PlayStation	1,256	1,333
Coin-Op and Other	104	5,245

Total Revenue	$80,156	$43,720

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QuickLinks

  EXHIBIT 99.1
MIDWAY GAMES INC. REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS
MIDWAY GAMES INC. Condensed Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)
MIDWAY GAMES INC. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
MIDWAY GAMES INC. Supplemental Quarterly Data Home Videogame Releases Three-Months Ended December 31, 2002